Exhibit 10.11
SENIOR EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT is made the           between Accenture (UK) Limited company no. 4757301 with its registered office at 60 Queen Victoria Street, London, EC4N 4TW (the “Company”) and           of           (the “Employee”).
IT IS AGREED that the Company shall employ the Employee on the following terms and conditions:
Period of Employment
1.	This agreement is effective on and from (the “Commencement Date”) but continuous employment runs from the date in paragraph one of Schedule 1 of this agreement. This agreement replaces any previous contract of employment, which is deemed to end by mutual agreement. The employment shall be for an indefinite period and (unless terminated in accordance with clauses 34 to 36 below) shall continue until the Company terminates it by giving to the Employee not less than 6 months’ notice in writing or the Employee giving to the Company 90 days’ notice in writing. Notice may be given at any time. The Company reserves the right at its discretion to terminate the Employee’s employment without notice by paying Base Salary (as defined in Clause 7.1) and Performance Award and/or where relevant Transition Award (as defined in Clause 7.2) in lieu of all or any unworked part of notice.
Duties
2.	The Employee shall serve the Company in the role of Senior Executive and shall at all times comply with the lawful and reasonable directions of the Board.

3.	The Employee shall: (a) devote his/her full time and attention during his/her hours of work to the business and affairs of the Company and any Associated Company for whom he/she is required to perform duties; the Employee’s hours of work shall be normal business hours Monday to Friday (unless either the Employee has a pre-existing arrangement to work part-time — in which case such arrangement shall continue as before — or the Employee and the Company agree such an arrangement in the future) and such additional hours as may be necessary for the proper performance of his/her duties; and (b) shall not without the prior written consent of the Company directly or indirectly carry on or be engaged concerned or interested in any other business trade or occupation.

4.	The Employee’s normal place of work is or such other place of business of the Company or any Associated Company as the Company may reasonably determine from time to time within the United Kingdom. As a consequence of project assignments, the Employee may be required and hereby agrees to perform duties at other premises of the Company or Associated Company or at the premises of clients of the Company or Associated Company when so reasonably requested or directed.

5.	The Employee shall comply with all rules or codes of conduct in force from time to time required by any regulatory body in relation to the business of the Company or any Associated Company or the status of the Employee or which the Company shall reasonably determine are necessary for the proper functioning of its business. The Employee shall also comply with all Accenture Policies which are applicable to him/her from time to time and as amended or replaced from time to time.

6.	The Employee hereby acknowledges that, in the event the Employee gives or receives notice to terminate his/her employment the Company or Associated Company may require the Employee during this employment to remain away for a period not exceeding the period of notice from the premises of the Company or Associated Company or any client, provided always that during any such period the Company or Associated Company shall continue to pay Base Salary and any amounts due under any Transition Award or Performance Award referred to in clause 7 and provide all benefits referred to in clauses 8, 9, 11 and 12 of this agreement and the Employee hereby agrees:
(a)	that the Company or Associated Company shall be under no obligation to provide the Employee with any work to perform or duties to discharge during such period;

(b)	that all the Employee’s obligations under this agreement, except for his/her obligation under clause 3(a) remain in full force and effect during such period;

(c)	that the Employee can be required to carry out specified duties consistent with his/her status but different to those being carried out immediately prior to such period;

(d)	that during such period the Employee can be prohibited from communicating with any clients, prospective clients or employees of the Company or any Associated Company;

(e)	that during any such period the Employee shall, if the Company so directs, take all holiday which has accrued due to the Employee; the Employee agrees that the Company need only give him 3 days notice that it requires him to take such holiday and the rights and obligations in Regulation 15(3) and 15(4) of the Working Time Regulations 1998 are varied accordingly.
Remuneration and benefits
7.1	The Company shall pay the Employee during his/her employment a gross base salary of £ per annum (“Base Salary”) subject to statutory deductions. Base Salary shall be paid by equal monthly instalments in arrears by credit transfer to the Employee’s bank or building society account. The remuneration structure for the Company (in line with that for employees and other individuals employed or engaged at a level equivalent to that of the Employee) is intended to reflect the profitability of the Group and the Employee’s level of responsibility. To reflect this philosophy, Base Salary shall be reviewed on an annual basis with effect from 1 December each year and may be increased by such amount as the Company may determine however the Employee acknowledges that at the

Company’s discretion the Base Salary may also be reduced following such review by such amount as the Company may determine.

7.2	For each 12 month period running from 1 December (except for any period for which there has been a Transition Award) the Company shall determine whether to pay a performance award for the 12 month period (the “Performance Award”) and if it is to be paid, the amount of such award, which shall be determined on a unitised basis. The Performance Award shall be paid in addition to the Base Salary, subject to statutory deductions, in equal monthly instalments in arrears by credit transfer to the Employee’s bank or building society account. When determining the Performance Award for a 12 month period running from 1 December the Company shall have regard to such factors relating to the Executive’s role and performance in the previous 12 months as it may from time to time at its absolute discretion decide. Once awarded payment of the Performance Award will run concurrently with payment of Base Salary for the period of 12 months ending on 30 November in the following year but shall then immediately cease. Payment of a Performance Award in one year does not preclude the award of a lesser or nil Performance Award in the following year but, for the avoidance of doubt, the Performance Award may never be a negative amount. The Performance Award payable for the 12 month period starting shall be £ per annum.

8.	The Company may in addition pay or procure that there is provided to the Employee amounts or benefits under such additional annual bonus arrangements of such amounts and on such terms as the Company may in its absolute discretion determine from time to time (if at all).

9.	The Company shall provide the Employee with personal life assurance cover to provide a payout of (subject to the deduction of any applicable taxes) in case of the Employee’s death while employed, PROVIDED THAT it is a condition of such benefit being provided that:
(a)	the Employee complies with any requirements of the relevant insurers including any requirements relating to medical examination or medical records;

(b)	if the Employee undertakes any hazardous sporting activities as a result of which the insurer requires an additional premium the additional premium will be met by the Employee; and

(c)	if the medical condition of the Employee becomes such that the Company is unable to secure cover at rates (which in the opinion of the Board) are reasonable the Company may at its absolute discretion cease to provide such benefits.
The Employee is not entitled to any pension or retirement benefits funded by the Company whether under the Accenture Retirement Savings Plan or otherwise in respect of his/her employment and any additional life cover or retirement benefits which the Employee chooses to have or which he/she may be required to have will be at the Employee’s own cost. There is no contracting out certificate in force in respect of the Employee’s employment hereunder.

10.	The Employee shall be invited to participate in such stock, stock option or similar incentive plans as the Board may in its discretion determine from time to time. The Employee’s rights under any such plan shall be determined in accordance with the rules of such plan and do not form part of the Employee’s rights under this contract.
Medical Insurance
11.	At the option of the Employee the Company shall provide the Employee and his/her spouse and children under 18 (or 21 if in full time education) during the employment with the benefit of membership of such private medical expenses insurance scheme as the Company may from time to time determine to be appropriate for Employees at the level of Senior Executive subject to the insurers of such scheme being willing to accept the Employee, his/her spouse and children into membership on reasonable terms. The Company reserves the right from time to time to change the provider of the private medical scheme, to alter or amend the basis of cover or the terms applicable to the cover and accordingly the benefit provided under this clause 11 shall be as notified to the Employee from time to time.
Holiday Entitlement
12.	The Employee is entitled to holiday amounting to 30 working days during the 12 month period beginning 1 September each year (the “Year”). This entitlement accrues at the rate of 2.5 days for each complete calendar month of employment. In any holiday year, the Employee shall be deemed to take his entitlement to statutory leave first. If at the conclusion of the Year, the Employee’s accrued entitlement to holiday exceeds 5 days, then that entitlement to holiday in excess of 5 days (which may be carried forward) shall be forfeited and no payment shall be due in respect of that forfeiture.

13.	Upon the cessation of this employment, the Employee will receive payment in respect of any holiday entitlement which has accrued under clause 12 but which has not been taken. In the event that the Employee has taken holiday in excess of accrued entitlement, then the appropriate deduction will be made from Base Salary and/or Transition Award and/or Performance Award or from other sums due to the Employee as a result of this employment.

14.	The Employee is entitled to take the eight statutory public holidays in force in the United Kingdom without deduction from Base Salary and either of the Transition Award or Performance Award. The Employee may on exception be required to work on a statutory public holiday.

15.	Without prejudice to the Employee’s rights under the Working Time Regulations 1998, accrual of entitlement to holiday shall cease if the Employee is absent from work for a period which exceeds 3 months.
Sickness
16.	In the event that the Employee is unable to carry out his/her duties by reason of sickness or injury he/she shall be entitled to statutory sick pay in accordance with the relevant statutory rules. In addition subject to complying with the Company’s procedures relating to the notification and certification of periods of absence from work the Employee shall continue to be paid in accordance with the Accenture policy for sick pay, as such policy may be amended or replaced from time to time.

17.	Once the Employee has received his/her full entitlement to sick pay as specified above the Company may terminate the employment by giving not less than the statutory minimum notice required under the Employment Rights Act 1996.

18.	If any incapacity of the Employee shall be caused by an alleged action or wrong of a third party and the Employee shall decide to claim damages in respect thereof, then the Employee shall use all reasonable endeavours to recover damages for loss of earnings over the period for which remuneration has been or will be paid to him/her by the Company under clause 16, and shall account to the Company for any such damages recovered (in an amount not exceeding the actual remuneration paid or payable to him/her by the Company under clause 16 in respect of the said period) less any costs borne by him/her in achieving such recovery. The Employee shall keep the Company informed of the commencement, progress and outcome of any such claim.
Expenses
19.	Subject always to the Company’s Policies, the Employee will be reimbursed for all reasonable out-of-pocket expenses incurred as a result of, and in the course of, this employment and is provided with an expense account for this purpose. The Company or Associated Company reserves the right to correct an adverse expense account balance by making the necessary deductions from any amounts due to the Employee from the Company.

20.	The Company or any Associated Company reserves the right to deduct from Base Salary and/or Transition Award and/or Performance Award any amount which is incurred on behalf of the Employee (i) to maintain such compulsory insurance as may be required from time to time; (ii) to lease or otherwise provide any vehicle which is provided, in accordance with any relevant policy in force from time to time, for the Employee’s use; or (iii) to meet other expenses incurred on behalf of the Employee.
Company Property and Confidentiality
21.	The Employee must not make use of, divulge or communicate to any person (other than with proper authority) any of the trade secrets or other confidential information of or relating to the business and the financial affairs of the Company or Associated Company or any of their clients or suppliers, including (but not limited to) details of clients, product details, technical information and data, prices, discounts, or terms of business which the Employee may receive or become aware of as a result of being in this employment. This obligation of confidentiality will continue to apply without limit of time after the termination (for whatever reason) of this employment. Further, the Employee will also be required to comply with the terms of any Accenture Policies relating to the protection of confidential information from time to time.
Proprietary Rights/Inventions
22.	The Employee acknowledges that he/she may be involved in devising, creating or developing intellectual property in the course of his/her duties and that in this respect the

Employee has a special responsibility to further the interests of the Company and the Accenture organisation. Any proprietary or intellectual property rights whatsoever, including without limitation, patents, copyright and design rights in the results of, the development and the application of all work produced by the Employee during or in consequence of this employment, whether alone or in conjunction with others and whether during normal working hours or not, including (but not limited to) any invention, design, discovery or improvement, computer program, documentation, confidential information, copyright work or other material which the Employee conceives, discovers or creates during or in consequence of this employment with the Company or Associated Company (the “Intellectual Property Rights”) shall belong to the Company absolutely or such other party as it may nominate from time to time. The Employee shall promptly disclose to the Company or Associated Company in writing details of the Intellectual Property Rights and in the event of termination of his/her employment, the Employee or his/her personal representatives shall deliver up to the Company or Associated Company all documents and data of any nature relating to the Intellectual Property Rights. The Employee agrees, at the Company or Associated Company’s expense, to provide, during and after this employment, all such assistance as the Company or Associated Company reasonably considers necessary, to secure the vesting of the Intellectual Property Rights in the Company or Associated Company or its nominees. Further, the Employee will also be required to comply with the terms of any Accenture Policies relating to the protection of intellectual property from time to time. The provisions of this clause 22 are without prejudice to sections 39 to 44 of the Patents Act 1977.
Data Protection
23.	The Employee acknowledges that he/she has read the current Accenture Data Privacy Policy applicable to the Employee (the “Data Policy”). The Employee consents to the processing of personal data relating to the Employee in accordance with the Data Policy.

24.	In particular, the Employee consents to:

24.1	the processing of sensitive personal data about him/her to the limited extent, and for the purposes described in the Data Policy; and

24.2	the transfer worldwide of personal data held about him/her by Accenture to other employees and offices of Accenture’s global organisation and to third parties where disclosure to such third parties is required in the normal course of business or by law.

25.	The references to information “about him/her” include references to information about third parties such as a spouse and children (if any) which are provided to Accenture by the Employee on their behalf. The reference to “sensitive personal data” is to the various categories of personal data identified by European data privacy laws as requiring special treatment, including in some circumstances the need to obtain explicit consent. These categories comprise personal data about racial or ethnic origin, political opinions, religious or other similar beliefs, trade union membership, physical or mental health, sexual life or criminal record.

26.	In addition, the Employee agrees to treat any personal data relating to other employees of the Company or Associated Company to which he/she has access in the course of his/her employment, in accordance with the Data Policy and all legal requirements. In particular, the Employee will not use any such data other than in connection with and to the extent necessary for the purposes of his/her employment. Any infringement will result in the invoking of the Disciplinary Policy.
Standards of Conduct and Behaviour
27.	The Employee is required to comply with all the current “Accenture” policies including those policies published on the “Accenture Policies Data Base” relating to conduct and behaviour which are applicable to him/her from time to time and as such policies may be amended or replaced from time to time. Any reference to a Policy in this agreement is a reference to such policy as amended or replaced from time to time.

28.	The Employee will comply with the policies applicable to him/her from time to time in relation to entering into any contract or similar commitment or signing any document in the name of or on behalf of the Company or Associated Company and is excluded from doing other than as authorised.

29.	The Employee must return to the Company or Associated Company on request and, in any event, on termination of his/her employment, all documents and tangible items, including books, records, tapes, magnetic media, photos, correspondence and other papers or electronic records of whatsoever nature, kept or made by employees relating to the business of the Company or Associated Company or its clients (without taking copies or extracts thereof) which belong to the Company or Associated Company or which contain or refer to any confidential information relating to the Company or Associated Company and which are in the Employee’s possession or control.

30.	It is acknowledged that the Employee may be permitted to use the title “Partner” as an alternative to “Senior Executive”. Except to the extent that the Employee has actual authority granted to him in accordance with the policies and procedures of the Company as in force from time to time, the Employee hereby agrees that neither the designation “Senior Executive” nor the designation “Partner” confers any authority to bind the Company or Associated Company and such authority will not be inferred in any statement or representation made to third parties by the Employee. The Employee will at all times make it clear to third parties that he/she acts as an employee of the Company and he/she does not act as a partner of any partnership.
Working Overseas on behalf of the Company
31.	The Employee may be required by the Company or Associated Company to work outside the UK. All employees of Company or Associated Company working overseas do so in accordance with the provisions of the Company or Associated Company’s Inter and Intra Area Assignment Policies as applicable to him/her from time to time and as amended from time to time.

32.	The Employee agrees that, in order to make tax equalisation payments during the assignment, the normal UK tax withholding (PAYE) will be replaced with hypothetical tax withholding and the Employee hereby authorises the Company or Associated Company to withhold hypothetical tax (as defined in the Tax Equalisation Policy) from the Employee’s salary on a monthly basis.
Periods of Leave
33.	The Employee shall be able to take such paid and/or unpaid leave during periods of absence due to pregnancy, childbirth, paternity, other family related reasons or in such other circumstances as may be specified in the Accenture policies applicable to him/her from time to time, as such policies may be amended or replaced from time to time.
Termination
34.	The Company operates a non-contractual disciplinary procedure which will apply to Employees who serve the Company in the role of partner, a copy of which as amended from time to time will be made available to and should be read by the Employee on the Accenture Policies Data Base (the “Disciplinary Policy”). The Company may terminate this Agreement without notice or pay in lieu of notice in the circumstances identified in the Disciplinary Policy as justifying summary dismissal. Further, the Company may terminate this Agreement without notice or pay in lieu of notice if the Employee:

34.1	commits any serious or persistent breach or non-observance of any of the terms, conditions or stipulations contained in this Agreement; or

34.2	is guilty of any gross misconduct or serious negligence in connection with or affecting the business or affairs of the Company or any Associated Company for which he is required to perform duties; or

34.3	is guilty of conduct which brings or is likely to bring himself or the Company or any Associated Company into disrepute; or

34.4	is convicted of an arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed); or

34.5	is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to Section 252 of the Insolvency Act 1986.

35.	Without prejudice to any statutory obligation on the Company to comply with the duty to consider working beyond retirement the Employee’s employment shall terminate with immediate effect on the last day of the month in which the Employee’s 65th birthday occurs.

36.	If the employment of the Employee is terminated by reason of the liquidation of the Company for the purposes of reconstruction or amalgamation or as part of any arrangement for the amalgamation or reconstruction of the Company not involving insolvency and the Employee is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions which taken as a whole are not less favourable than the terms of this agreement the Employee shall have no claim against the Company in respect of such termination.

37.	On termination the Employee shall:
(a)	at the request of the Board immediately resign any directorship or office the Employee may hold by virtue of the Employee’s employment hereunder (without prejudice to any claims he/she may have for damages for breach of this agreement) and in the event of his/her failure to do so the Company is irrevocably authorised to appoint some person in his/her name and on his/her behalf to sign and deliver such resignations to the Board; and

(b)	immediately repay all outstanding debts and loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any monies due to the Employee a sum in repayment of all or any part of any such debts or loans; and

(c)	return to the Company or Associated Company on request and, in any event, on termination of his/her employment, all documents and tangible items as more particularly described in clause 29.
Post termination undertakings
38.	In clause 39:

“Old Accenture” means the worldwide business which was, as at 18 April 2001, conducted through the Accenture Partners Société Co-operative and the member firm inter firm organisation structure;

“Client” means any person, firm, corporation or other organisation whatsoever for whom the Company, any Associated Company or Old Accenture provided services and with whom the Employee had contact during the course of the 12 months immediately preceding the Termination Date;

“Competitive Enterprise” means any business which provides at the Termination Date or which intends to provide during the 12 months following the Termination Date services or advice which are or is similar to the services or advice provided by the Company, Associated Company or Old Accenture as at the Termination Date including but not limited to the entities identified in schedule 2 of this Agreement or in any other document (whether published on the Senior Executive Matters Data Base or otherwise) which is notified by the Company to the Employee as replacing such schedule from time to time or any affiliate of such entity;

“Consulting Services” means any services of whatsoever nature (including but not limited to consulting services) provided to any Client by the Company, any Associated Company or Old Accenture as at the Termination Date and in connection with which the Employee was involved during the 12 months immediately preceding the Termination Date;

“Prospective Client” means any person, firm, corporation or other organisation whatsoever who is not a Client but with whom the Company, any Associated Company or Old Accenture had negotiations or discussions in which, the Employee was involved regarding the possible supply of services or advice during the 12 months immediately preceding the Termination Date;

“Restricted Employee” means any employee of “Manager” grade or above who was employed by the Company or any Associated Company at the Termination Date and was an employee with whom the Employee had dealings or supervised during the 12 months immediately prior to the Termination Date;

“Termination Date” means the date of termination of the Employee’s employment.

39.	The Employee hereby agrees that for the period of 12 months following the Termination Date the Employee shall not:

39.1	in connection with the provision of Consulting Services within the United Kingdom become employed or engaged by or in any way become associated with (including but not limited to, association as sole proprietor, owner, partner, principal, investor, joint venturer, shareholder, member or consultant) any Competitive Enterprise provided that with respect to the equity of any Competitive Enterprise which is or becomes publicly traded, the Employee’s ownership as a passive investor of less than 1% of the outstanding publicly held stock of a Competitive Enterprise shall not be deemed a violation of this clause 39.1;

39.2	in connection with any Competitive Enterprise and whether directly or indirectly and whether on his/her own behalf or on behalf of any other person:
39.2.1	provide Consulting Services to any Client or Prospective Client;

39.2.2	solicit or seek to solicit or entice away from the Company or any Associated Company, any Client or Prospective Client;

39.2.3	solicit or seek to solicit or entice away or assist any third party to solicit or seek to solicit or entice away from the Company or any Associated Company any Restricted Employee.
40.	The periods during which clause 39.1 and 39.2 are expressed to operate shall each be reduced by such period as the Employee shall have complied with a direction to perform no duties and/or not to enter all or any premises of the Company or any Associated Company in accordance with clause 6.

41.	The undertakings contained in clause 39.1, 39.2.1, 39.2.2 and 39.2.3 are intended to be separate and severable and enforceable as such.
Miscellaneous
42.	The Employee warrants that he/she has lawful authority to work in the UK and that by entering into this agreement he/she is not and will not be in breach of any express or implied term of any contract court order or any other legal obligation.

43.	The Company shall be entitled at any time during the employment to set off and/or make deductions from the Employee’s Base Salary and/or Transition Award and/or Performance Award or other sums due to him/her monies due to the Company or any

Associated Company in respect of any overpayment debt or other monies due from him/her.

44.	Schedule 1 to this agreement (which does not form part of contractual terms of the Employee) sets out those particulars of employment required by s.1 Employment Rights Act 1996 which are not otherwise provided for in this agreement.

45.	Nothing in this agreement shall constitute or be construed as constituting or establishing any partnership or joint venture between the parties hereto for any purpose whatsoever.
Variation of Contract
46.	The Company reserves the right on giving reasonable notice to the Employee to vary the terms of this contract.
Definitions and interpretation
47.	In this agreement unless the context otherwise requires:

“Affiliate” means in relation to any Legal Entity, any other Legal Entity which from time to time Controls, is Controlled by or is under common Control with that Legal Entity; an Affiliate of the Company includes Accenture Ltd (a Company incorporated in Bermuda) and any Affiliate of or successor entity of Accenture Ltd;

“Associated Company” means any Legal Entity (other than the Company) which is in the Group provided that in clause 38 and 39 “Associated Company” shall not extend to cover any such company or Legal Entity in respect of which the Employee does not carry out material duties in the period of 12 months prior to the termination of the employment;

“Control” means the ability to direct the affairs of another whether by way of contract, ownership of shares or otherwise howsoever, and “Control” and “Controlled” shall be construed accordingly;

“Group” means the Company, a subsidiary, or holding company for the time being of the Company or an Affiliate of any of the foregoing from time to time;

“Legal Entity” means any body corporate or partnership or unincorporated association carrying on a trade or other activity with or without a view to profit;

“holding company” or “subsidiary” shall have the meanings ascribed to them by s736 Companies Act 1985 (as amended);

“Board” means the Board of Directors for the time being of the Company including any duly appointed committee thereof or the directors present at a meeting of the directors of the Company at which a quorum is present but excluding the Employee.

48.	In this agreement the headings are for convenience only and shall not affect its construction or interpretation. References to clauses are references to clauses in this agreement and references to a person shall where the context permits include reference to a corporate body or an unincorporated body of persons. Any word which denotes the singular shall where the context permits include the plural and vice versa and any word which denotes the masculine gender shall where the context permits include the feminine and/or the neuter genders and vice versa. Any reference to a statutory provision shall be deemed to include a reference to any statutory amendment modification or re-enactment.

Governing Law and Arbitration

49.	This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements arrangements and understandings (written or oral) relating to the employment of the Employee and all such agreements arrangements and understandings shall be deemed to have been terminated by mutual consent. Any dispute arising out of the Employee’s employment with the Company (or the termination thereof) other than a dispute in relation to the provisions of clauses 38 or 39 shall be referred to and finally resolved by confidential arbitration under the Rules of the London Court of International Arbitration. The arbitral tribunal shall consist of three arbitrators, one of whom shall be nominated by the Employee and another of whom shall be nominated by the Company. The third shall be the Chairman who shall be jointly nominated by the Employee and the Company or, in the event they are unable to agree within a reasonable period, by the other two arbitrators. The arbitrators, including the Chairman, may be of any nationality. The place and seat of any arbitration shall be London, England. Judgement on any award may be entered in any court of competent jurisdiction

50.	This Agreement is governed by and shall be construed in accordance with English law.
SIGNED on behalf of the Company by
SIGNED by the Employee

SCHEDULE 1
Additional Particulars of Employment under
s. 1 Employment Rights Act 1996
1.	The Employee’s period of continuous employment for statutory purposes started on .

2.	The Employee’s normal working hours are usual business hours and such other hours as are required for the proper performance of his/her duties.

3.	No contracting-out certificate is currently in force.

4.	The disciplinary rules and procedures and grievance procedure applicable to the Employee are in the Accenture Policies Data Base.

5.	There are no applicable collective agreements.